Exhibit 10.18

                             BUSINESS LOAN AGREEMENT


         This  Agreement  dated as of  February  28,  2003,  is between  Bank of
America,   N.A.  (the  "Bank")  and  California   Water  Service   Company  (the
"Borrower").

1.       FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1      Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is the amount indicated for each period set forth below:

                Period                                      Commitment Amount
                ------                                      -----------------
                From the date of this Agreement
                through June 30, 2003                          $55,000,000

                On July 1, 2003 and
                thereafter                                     $45,000,000

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(1)

(2) (c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.


1.2 Availability Period. The line of credit is available between the date of this Agreement and April 30, 2005, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

1.3      Repayment Terms.

(a) The Borrower will pay interest on March 31, 2003 and then monthly thereafter until payment in full of any principal outstanding under this line of credit. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

1.4      Interest Rate.

(a) The interest rate is a rate per year equal to the Bank's Prime Rate minus the Applicable Margin (as defined below).

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The

         Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled "Interest Rate" above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)      The LIBOR Rate plus the Applicable Margin as defined below.

1.6 Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the Debt to Capitalization Ratio (as defined below) as calculated on a consolidated basis from California Water Service Group's most recent financial statements received by the Bank as required in the Covenants section; provided, however, that until the Bank receives the first financial statement, such amounts shall be those indicated for pricing level 2 set forth below:


                                                   Applicable Margin
 Pricing                                  (in percentage points per annum)
  Level          Ratio                     Prime Rate -            LIBOR Rate +
---------- --------------------------- ------------------ ---------------------
   1       less than 0.50:1.00               0.75                     1.00
   2       equal to or greater than          0.50                     1.25
           0.50:1.00 and
           less than 0.60:1.00
   3       equal to or greater than          0.25                     1.50
           0.60:1.00


"Debt to Capitalization Ratio" means the ratio of Funded Debt to the sum of Net Worth plus Funded Debt. "Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities of California Water Service Group, including current and long-term debt. "Net Worth" means the value of California Water Service Group's total assets (including leaseholds and leasehold improvements and reserves against assets) less its total liabilities, including but not limited to accrued and deferred income taxes.

The Applicable Margin shall be in effect from the date the most recent financial statement is received by the Bank until the date the next financial statement is received; provided, however, that if the Borrower fails to timely deliver the next financial statement, the Applicable Margin from the date such financial statement was due until the date such financial statement is received by the Bank shall be the highest pricing level set forth above.

1.7      Letters of Credit.  This line of credit may be used for financing:

(a) standby letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(l) The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Ten Million Dollars ($10,000,000).

(c) In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d) The following letters of credit are outstanding from the Bank for the account of the Borrower:

                           Letter of Credit Number              Amount
                           -----------------------              ------

                           3049659                           $1,039,396
                           3052866                           $5,047,227

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement and shall be subject to all the terms and conditions stated in this Agreement.

(e)      The Borrower agrees:

         (i) Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

         (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

         (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

         (iv)     to  sign  the  Bank's  form   Application  and  Agreement  for
                  Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

         (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

         (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.       OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled "Interest Rate" above, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one or two weeks, or one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate =         London Inter-Bank Offered Rate
                                        ------------------------------
                                         (1.00 - Reserve Percentage)

         Where,

         (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(g) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(i) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded. 3. FEES AND EXPENSES

3.1      Fees.

(a) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

(b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at the following percentage points per annum, based upon the Debt to Capitalization Ratio (as defined in Paragraph 1.6 above). The calculation of credit outstanding shall include the undrawn amount of letters of credit. The Debt to Capitalization Ratio will be calculated in the manner described in Paragraph 1.6; provided, however, that until the Bank receives the first financial statement, the fee will be calculated at the percentage points indicated for fee level 2 set forth below:



                                                        Applicable Fee
   Fee Level           Ratio                    (in percentage points per annum)
-------------- ------------------------------- ---------------------------------
       1           Less than 0.50:1.00                      .125
       2           Equal to or greater than                 .250
                   0.50:1.00 and
                   less than 0.60:1.00
       3           Equal to or greater than                 .375
                   0.60:1.00


         This fee is due on April 1, 2003, and on the first day of each following quarter until the expiration of the availability period.

         The Applicable Fee shall be in effect from the date the most recent financial statement is received by the Bank until the date the next financial statement is received; provided, however, that if the Borrower fails to timely deliver the next financial statement, the Applicable Fee from the date such financial statement was due until the date such financial statement is received by the Bank shall be the highest fee level set forth above.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

4.       DISBURSEMENTS, PAYMENTS AND COSTS

4.1      Disbursements and Payments.

(a) Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or, for any payment not subject to direct debit as specified below, by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2      Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from account number 14872-00230 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

4.3      Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit deposit account number 14872-00230 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

(b) Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point higher than the rate of interest otherwise provided under this Agreement.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6 Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default. 5. CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 Conditions to First Extension of Credit. Before the first extension of credit:

(a) Authorizations. If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.

(c) Guaranties. Guaranties signed by California Water Service Group and CWS Utility Services.

(d) Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

(e) Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

(f)      Other Items. Any other items that the Bank reasonably requires.

6.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Formation. The Borrower is duly formed and existing under the laws of the state where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement

6.12 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use Facility No. 1 only for working capital, general corporate purposes including issuance of standby letters of credit, and to bridge capital expenditures.

7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on an unconsolidated basis.

(b) Within 60 days of the period's end, the Borrower's quarterly financial statements,certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on an unconsolidated basis.

(c) Within 90 days of the fiscal year end, the annual financial statements of California Water Service Group. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(d) Within 60 days of the period's end, the quarterly financial statements of California Water Service Group, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.

(e) Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report, and Form 8-K Current Report for California Water Service Group within 10 days after the date of filing with the Securities and Exchange Commission.

(f) The Borrower's annual financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank by April 30th of each fiscal year beginning fiscal year 2004.

(g) The annual financial projections of California Water Service Group covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank by April 30th of each fiscal year beginning fiscal year 2004.

(h) A narrative business plan of CWS Utility Services by April 30th of each fiscal year beginning fiscal year 2004.

(i) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the computation (on a consolidated basis) of the Debt to Capitalization Ratio (as defined in Paragraph 1.6 above) at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 Out of Debt Period. To repay in full the advances outstanding under Facility No. 1 for a period of at least thirty (30) consecutive days in each Line-Year. "Line-Year" means the period between the date of this Agreement and December 31, 2003, and each subsequent one-year period (if any). For purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

7.4 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted under Paragraph 7.5(d) below.

                  (f) Additional obligations of the Borrower consisting of first mortgage bonds or unsecured senior notes substantially similar in amount and structure to those certain first mortgage bonds and unsecured senior notes that are outstanding as of the date of this Agreement.

7.5 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Liens and security interests in favor of the Bank.

(b)      Liens for taxes not yet due.

(b) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time.

(e) Liens securing first mortgage bonds permitted under the preceding paragraph.

7.6      Maintenance of Assets.

                  (a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business. It is provided, however, that this negative covenant shall not be deemed to prohibit transfers and sales by the Borrower to CWS Utility Services of those certain parcels of real property that are not essential to the Borrower's regulated water operations.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.7 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)      Existing extensions of credit disclosed to the Bank in writing.

(b)      Extensions of credit to the Borrower's current subsidiaries.

(c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.8 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)      Acquire or purchase a business or its assets.

(c) Engage in any business activities substantially different from the Borrower's present business.

(d)      Liquidate or dissolve the Borrower's business.

(e) Voluntarily suspend its business for more than 7 days in any 365-day period.

7.9      Notices to Bank.  To promptly notify the Bank in writing of:

(a) Any lawsuit over One Million Dollars ($1,000,000) against the Borrower (or any guarantor).

(b) Any substantial dispute between any governmental authority and the Borrower (or any guarantor).

(c) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) Any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) Any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) Any actual contingent liabilities of any Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million Dollars ($1,000,000) in the aggregate.

7.10 General Business Insurance. To maintain insurance as is usual for the business it is in.

7.11 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.12 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.13     Books and Records.  To maintain adequate books and records.

7.14 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.15 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.       DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 Other Bank Agreements. Any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, "Obligor" shall mean any guarantor or any party pledging collateral to the Bank.

8.3 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which any Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

8.4 False Information. Any Borrower or any Obligor has given the Bank false or misleading information or representations.

8.5 Bankruptcy. Any Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

8.6 Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any Borrower or any Obligor in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

8.8 Judgments. Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

8.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit

8.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

8.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.13 Debt Ratings. The Borrower's Debt Ratings with Moody's shall be lower than Baa3 or with S&P shall be lower than BBB-. "Debt Rating" means, as of any date of determination, the rating as determined by either Moody's or S&P (collectively, the "Debt Ratings") of the Borrower's non-credit-enhanced, senior unsecured long-term debt.

8.14 Restrictive Covenant. California Water Service Group directly or indirectly agrees to any arrangement whereby the ability of the Borrower to pay dividends to California Water Service Group is restricted.

8.15 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.       ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2      California Law.  This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4      Arbitration and Waiver of Jury Trial.

(a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(m)

(d) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this Agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(n) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or
(iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.


Borrower:                                                            Bank:

California Water Service Company                                     Bank of America, N.A.


By:                                                                  By:
---------------------------------------------------------------      ---------------------------------------------------------------

Gerald F. Feeney, Vice President/CFO                                 John C. Plecque, Senior Vice President
---------------------------------------------------------------      ---------------------------------------------------------------


                                                                     By:
                                                                     ---------------------------------------------------------------

                                                                     Chris P. Giannotti, Senior Vice President
                                                                     ---------------------------------------------------------------



3.
                                                                     Address where notices to the Bank are to be sent:
4. Address where notices to the Borrower are to be sent:
                                                                     Bay Area Commercial Banking Office #1473
                                                                     315 Montgomery Street, 13th Floor
                                                                     San Francisco, CA 94104
1720 North First Street                                              ---------------------------------------------------------------
San Jose, CA 95112
---------------------------------------------------------------